EXHIBIT 99.1

Johnson Outdoors Reports Fiscal Second Quarter Results

RACINE, Wis., May 08, 2026 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced operating results for the Company’s second fiscal quarter ending April 3, 2026.

“We delivered a strong second quarter, with growth across all of our business segments as retail conditions improved and our innovation continued to perform well. We are proud of our market-leading brands that continue to resonate with consumers,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “By staying focused on disciplined execution of our strategic priorities and strengthening our competitive position, we are confident we are taking the right actions to navigate the current macroeconomic environment while building long-term resilience.”

SECOND QUARTER RESULTS
Total Company net sales in the second fiscal quarter increased 16 percent to $194.5 million compared to $168.3 million in the prior year second fiscal quarter.

  Fishing revenue increased 18 percent mainly due to improved trade conditions, a stronger competitive position in the market, and pricing
  Camping & Watercraft Recreation sales were up 1 percent, primarily due to increased ecommerce sales
  Diving sales increased 9 percent, driven by improved market conditions and growth in ecommerce

Total Company operating income was $10.3 million for the second fiscal quarter versus operating income of $4.9 million in the prior year second quarter. Gross margin improved to 38.8 percent, compared to 35.0 percent in the prior year quarter, due primarily to improved overhead absorption and cost savings. Operating expenses of $65.1 million increased $11.2 million from the prior year period, due primarily to increased sales-volume-related costs as well as increased variable compensation costs.

Profit before income taxes was $10.2 million in the second fiscal quarter, compared to $4.2 million in the prior year second quarter, mainly attributable to the improvement in operating income noted above. Net income was $9.4 million, or $0.89 per diluted share, versus $2.3 million, or $0.22 per diluted share in the previous year’s second quarter. The effective tax rate was an expense of 7.8 percent compared to 44.6 percent in the prior year second quarter.

YEAR-TO-DATE RESULTS
Fiscal 2026 year-to-date net sales were $335.4 million, a 21.5 percent increase over last year’s first fiscal six-month period. Total Company operating income increased to $7.4 million, compared to an operating loss of $(15.3) million in the prior fiscal year-to-date period. Gross margin increased to 37.9 percent, compared to 33.0 percent in the prior year-to-date period, due to the same factors noted above for the quarter. Operating expenses were $119.7 million in the six-month period ending April 3, 2026, an increase of $13.3 million from the prior year due to the same factors noted above for the quarter.

Profit before income taxes for the year-to-date period was $9.0 million, versus a loss before income taxes of $(14.8) million in the first six months of the prior year. In addition to the increase in operating profit, Other income decreased by $(0.6) million, primarily due to a decrease in investment gains and earnings on the assets related to the Company’s non-qualified deferred compensation plan in the current year-to-date period, offset as a reduction to operating expense. Net income during the first fiscal six months was $6.1 million, or $0.58 per diluted share, versus a net loss of $(13.0) million, or $(1.26) per diluted share, in the prior fiscal year-to-date period. The Company’s effective tax rate increased to 31.8 percent in the current year versus a benefit of 12.1 percent in the prior year six-month period.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $107.9 million as of April 3, 2026, an increase of $13.9 million versus the prior year quarter. Depreciation and amortization were $10.1 million in the six months ending April 3, 2026, compared to $10.0 million in the prior six-month period. Capital spending totaled $10.5 million in the current quarter compared with $7.4 million in the prior year period. In February 2026, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of April 16, 2026, which was payable April 30, 2026.

“Our ongoing efforts to strategically manage costs helped boost margins in the second quarter. At the same time, we are seeing increased cost pressures, along with a modest increase in inventory as we prepare for the upcoming selling season,” said David W. Johnson, Chief Financial Officer. “Despite uncertainties in the broader economic environment, we remain focused on our financial discipline and will continue to closely manage the business to balance near-term pressures with long-term value creation.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 8, 2026. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Carlisle® paddles; Minn Kota® trolling motors, shallow water anchors and battery chargers; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; and Jetboil® outdoor cooking systems.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 12, 2025, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components, or the demand for those same raw materials and components by third parties, necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED

Operating results	April 3, 2026	March 28, 2025	April 3, 2026	March 28, 2025
Net sales	$194,480	$168,349	$335,415	$275,998
Cost of sales	118,992	109,483	208,317	184,949
Gross profit	75,488	58,866	127,098	91,049
Operating expenses	65,139	53,965	119,661	106,387
Operating profit (loss):	10,349	4,901	7,437	(15,338)
Interest income, net	(584)	(557)	(1,847)	(1,543)
Other income, net	726	1,300	332	974
Profit (loss) before income taxes	10,207	4,158	8,952	(14,769)
Income tax expense (benefit)	798	1,854	2,843	(1,783)
Net income (loss)	$9,409	$2,304	$6,109	$(12,986)
Weighted average common shares outstanding - Dilutive	10,383	10,272	10,370	10,272
Net income (loss) per common share - Diluted	$0.89	$0.22	$0.58	$(1.26)

Segment Results
Net sales:
Fishing	$159,025	$134,891	$271,395	$217,363
Camping & Watercraft Recreation	18,053	17,852	28,654	27,303
Diving	17,315	15,820	35,289	31,504
Other / Eliminations	87	(214)	77	(172)
Total	$194,480	$168,349	$335,415	$275,998
Operating profit (loss):
Fishing	$18,705	$9,469	$26,225	$1,208
Camping & Watercraft Recreation	788	1,246	(330)	600
Diving	(236)	(413)	(572)	(1,321)
Other / Eliminations	(8,908)	(5,401)	(17,886)	(15,825)
Total	$10,349	$4,901	$7,437	$(15,338)

Balance Sheet Information(End of Period)
Cash, cash equivalents and short-term investments			$107,876	$93,951
Accounts receivable, net			126,852	116,776
Inventories, net			186,900	180,057
Total current assets			427,728	407,079
Total assets			618,273	624,474
Total current liabilities			122,781	104,833
Total liabilities			199,388	183,372
Shareholders’ equity			418,885	441,102

Johnson Outdoors Inc.
David Johnson	Patricia Penman
Chief Financial Officer	Chief Marketing Officer
262-631-6600	262-631-6600